Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS ANNOUNCES NEW AGREEMENT FOR CBD PRODUCTS AND DISTRIBUTION

Freehold, NJ – November 21, 2018 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device and a provider of Specialty Pharmacy Drug Consulting Services is pleased to announce an update regarding its new cannabidiol (“CBD”) division.

Medifirst is pleased to announce that it has launched a majority-owned subsidiary USA Pharma, Inc., a division for its CBD distribution, sales and products. Medifirst is also pleased to announce it has completed an agreement with Dr. Gupta Pharma LLC to distribute a line of premium CBD oils. Dr. Sanjay Gupta, its Chief Executive Officer, not related to Dr. Gupta of CNN, is a physician who specializes in the treatment of pain, and is the President of the American Pain Association. Dr. Gupta has created his own line of CBD products that, Medifirst believes, is superior in quality and production process to any CBD product in the industry. Today, Medifirst President Bruce J. Schoengood, stated that “We believe that the CBD products in Dr. Gupta’s product line will have great interest and demand by physicians and the medical community, in addition to producing unrivaled quality products for consumers.” The company plans to release further detail regarding this agreement within days of this announcement.

There is already a great demand for all natural and drug free products for relieving pain, anxiety, stress and many other ailments and conditions. CBD is widely believed to have great medicinal value and potential.

About The Time Machine Laser

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

About CCRx

CCRx services of specialty drug pharmacy consulting and revenue stream management utilize over 60 years of combined specialty pharmacy and infusion therapy experience. The services are designed to increase profits for pharmacies. Services include: clinical review, expedited medical insurance verification, training for drug dispensing, insurance billing, collections, and reconciliation. The billing services will address any denials and include appeals and resubmissions. The division will provide key services to undervalued clients by securing reimbursement of overlooked revenue within the ever-expanding market of the specialty pharmacy market in today's healthcare system.

We believe that specialty drugs (often described as prescription drugs that are difficult to manufacture and require special handling or administration, have limited distribution, target a narrow group of chronic diseases, are costly, and require ongoing clinical support), will drive nearly all the pharmaceutical industry’s market growth from 2015–2020.

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Forward-Looking Statements:

The statements in this press release that relate to the company’s expectations about the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.